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                     May 4, 2023

       David Gaiero
       Chief Financial Officer and Treasurer
       Cyteir Therapeutics, Inc.
       128 Spring Street, Building A, Suite 510
       Lexington, Massachusetts, 02421

                                                        Re: Cyteir
Therapeutics, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 23,
2023
                                                            File No. 001-40499

       Dear David Gaiero:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences